Subject: Vote Your Proxy Today!

As a shareholder of a Merrill Lynch Investment Managers (MLIM®) mutual fund, you recently should have received proxy materials by mail. The proxy materials explain the transaction described in the paragraph below, and proposed changes scheduled to take place with respect to your fund as a result of the transaction. Please take a moment to review the important shareholder information below and to carefully review the proxy materials.

Earlier this year Merrill Lynch announced that it will combine its money management unit, Merrill Lynch Investment Managers (MLIM) with BlackRock, Inc., one of the largest publicly traded investment management firms in the United States. This transaction is expected to be completed at the end of the 3rd quarter of 2006, subject to customary regulatory and shareholder approvals. These upcoming changes at Merrill Lynch Investment Managers are important to you, as a MLIM mutual fund shareholder through your employer’s 401(k) plan, and you are encouraged to vote your proxies.

Your original proxy solicitation materials contain your individual identification numbers. Please have your control number and security code available when you vote.

Vote your proxy today by doing one of the following:

•	Visit the Proxy Website https://vote.proxy-direct.com To initiate online voting.
•	Vote via telephone by calling 866.877.9383 To vote using an automated telephone system.

You may have received more than one proxy mailing and your vote on each proxy is important to ensure that the proposals can be acted upon. We encourage all shareholders to participate in the governance of their fund.

For additional questions or concerns, please call 866.752.6486 to speak to a representative.

MLIM is a registered service mark of Merrill Lynch & Co., Inc.